Exhibit 97

ABBOTT LABORATORIES DODD-FRANK CLAWBACK POLICY

Abbott Laboratories (collectively with its affiliates, the “Company”) has adopted this Dodd-Frank Clawback Policy (the “Policy”), effective as of October 1, 2023 (the “Effective Date”). Capitalized terms used in this Policy but not otherwise defined herein are defined in Section 11.
1.Persons Subject to Policy
This Policy shall apply to current and former Officers of the Company.
2.Compensation Subject to Policy
This Policy shall apply to Incentive-Based Compensation Received by current and former Officers on or after the Effective Date.
3.Recovery of Compensation
In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, any Erroneously Awarded Compensation, unless the Committee has determined that recovery would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable current or former Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when the Company files restated financial statements with the SEC. For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company.
4.Manner of Recovery; Limitation on Duplicative Recovery
The Committee shall, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include reduction or cancellation by the Company of Incentive-Based Compensation or Erroneously Awarded Compensation, reimbursement or repayment of Erroneously Awarded Compensation by any person subject to this Policy, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Sarbanes-Oxley Act Section 304 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from any person may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

5.Administration
This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. Subject to any permitted review by the NYSE pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its shareholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.
6.Interpretation
This Policy shall be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.
7.No Indemnification; No Liability
The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. None of the Company or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.
8.Application; Enforceability
Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.
9.Severability
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
10.Amendment and Termination
The Board or the Committee may amend, modify or terminate this Policy. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.

11.Definitions
“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the NYSE, and any applicable rules, standards or other guidance adopted by the SEC or the NYSE.
“Board” means the Board of Directors of the Company.
“Committee” means the Compensation Committee of the Board.
“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation Received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on the restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP and non-GAAP financial reporting measures, as well as share price and total shareholder return. A financial reporting measure need not be presented within the Company’s financial statements or included in a Company’s filings with the SEC.
“GAAP” means United States generally accepted accounting principles.
“Impracticable” means (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the NYSE, or (b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after such person began service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the Company has a class of its securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.
“NYSE” means the New York Stock Exchange or any national securities exchange on which the Company’s securities may be listed in the future.
“Officer” means each person who serves as an executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act.
“Received” shall be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained or satisfied, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
"SEC” means the Securities and Exchange Commission.
“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.